Exhibit 10.qq.

                     AMENDED AND RESTATED MERCHANT AGREEMENT

                            (REVOLVING CREDIT PLANS)


This AMENDED AND RESTATED MERCHANT AGREEMENT is entered into as of the 9th day of May, 1997, by and between BENEFICIAL NATIONAL BANK USA, a national banking association ("BNB USA"), RHODES, INC., a corporation of the State of Georgia ("Rhodes") and H Y ROOM STORES, INC., a corporation of the State of Virginia ("Room Stores"). Rhodes and Room Stores may be hereinafter referred to jointly and severally as "Merchant."

WHEREAS, BNB USA and Rhodes entered into a Merchant Agreement dated as of May 15, 1992 and amended by amendments dated as of August 15, 1992, November 6, 1992, September 28, 1993, April 3, 1994, July 16, 1994, December 31, 1996 and
February 25, 1997;

WHEREAS, the parties wish to amend and restate the Merchant Agreement and amendments in this Amended and Restated Merchant Agreement;

WHEREAS, the parties desire that BNB USA shall be the primary lender for selected Customers of Merchant who participate in a private label revolving credit program for Merchant;

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties mutually agree as follows:

1.       Definitions.  The following terms have the following meanings:

         (A) Amount Financed - the total price paid for the Merchandise minus the total down payment.

         (B) Authorization Facility - refers to the facility operated by BNB USA to provide authorization to Merchant electronically or via a toll free telephone number to permit Customer to purchase Merchandise under a revolving credit account opened for Customer by BNB USA, and for which Merchandise BNB USA has agreed to extend credit.

         (C) BNB USA - an abbreviation for Beneficial National Bank USA, a national banking association. BNB USA is a subsidiary of Beneficial Corporation.

         (D) Credit Slip - the document used to record a credit; the term also includes its electronic data processing equivalent.

         (E) Customer - any person who is obligated to pay for Merchandise.

(page 118)
         (F) Merchandise - property or services sold to a Customer, including any accessories.

         (G)       Net Sales Slips - Sales Slips minus Credit Sips.

         (H) Rhodes - Rhodes, Inc., trading as Rhodes, Mark Fitzgerald's, and Fowler's and which may, in the future, trade under other business names, is the party which sells Merchandise to a Customer.

         (I) Room Stores - the party which sells Merchandise to a Customer and is so identified in this Agreement.

         (J) Sales Slip - the document used to record a purchase and the debt evidenced thereby; the term also includes its electronic data processing equivalent.

         (K) SNAP - the acronym for System for New Account Processing operated by BNB USA and used to process applications for revolving credit accounts.

2. Scope. Merchant agrees that the terms and conditions of the private label credit card program contemplated hereunder shall be in full force and effect for the term of this Agreement at all Rhodes stores and at the Room Stores stores located in San Antonio, El Paso, Temple, Waco, Austin, and Seguin, Texas, as well as any other Room Stores stores hereafter designated by the parties, for those Customers who choose to participate in the private label credit card program contemplated hereunder on or after the Effective Date. Merchant agrees that BNB USA shall be the primary lender for Merchant's private label revolving credit program at the aforementioned stores. Merchant agrees that it shall first solicit and encourage Customers to obtain a Merchant credit card issued by BNB USA, and that it shall first submit all Sales Slips for purchase to BNB USA. If BNB USA does not purchase such Sales Slips, Merchant may then submit the Sales Slips to any other third party for purchase.

3. Compensation. BNB USA agrees to purchase from Merchant, and Merchant agrees to sell and assign to BNB USA, Net Sales Slips acceptable to BNB USA on the terms and conditions contained in this Agreement. The purchase price for Net Sales Slips under the standard revolving plan and under the special revolving plans and terms governing other compensation and adjustments are set forth on Schedule A attached hereto and by this reference made a part hereof.

4. Credit Cards. Private label credit cards, with either the name "Rhodes," "Fowler's," "Mark Fitzgerald's," "Room Stores," or some other trade name for Rhodes, Inc. or H Y Room Stores, Inc., embossed thereon, will be issued by BNB USA in its discretion to certain creditworthy Customers and also to those persons who have not yet purchased

(page 119)
Merchandise from Merchant. Merchant agrees to honor at its stores those credit cards that are issued and used in accordance with the terms of this Agreement. The credit cards shall bear a name and a design developed by Merchant and approved by BNB USA.

5. Refund and Adjustment Policy. Rhodes shall continue to maintain its refund and adjustment policy as set forth in Schedule B and Room Stores shall maintain a similar policy. If Merchant accepts the return of Merchandise which has been or will be reflected as a debit to the Customer's account, Merchant shall make no cash refund to the Customer, and Merchant shall promptly (in no case later than three (3) bank business days from the date the return is accepted) transmit a Credit Slip with respect thereto to BNB USA. Merchant shall deliver a true copy of the Credit Slip to the Customer at the time of the adjustment. Such transmission shall be made through normal channels by Merchant transmitting such Credit Slip to BNB USA. The transmittal of the Credit Slip shall constitute authority to BNB USA to charge the amount of such Credit Slip to Merchant's account with BNB USA or delivery of the Credit Slip shall be accompanied by a cash remittance. Merchant shall maintain a policy that shall not discriminate against persons making purchases through use of a private-label revolving credit card with respect to the exchange of, return of, or adjustment on Merchandise obtained through such purchases.

6. Merchant's Representations. Merchant makes the following representations which shall survive any termination of this Agreement:

         (A) All Merchandise and warranties will be provided and have been provided to the satisfaction of the Customer and in accordance with the terms of the Sales Slip.

         (B) To the best of its knowledge, all signatures purporting to be that of the Customer on applications, sales slips, or other documents are genuine, not forged, unauthorized or fraudulent.

         (C) All documents are legible and filled in completely and, to the best of Merchant's knowledge, correctly.

         (D) All contracts and related documents utilized by Merchant in connection with the financing of Merchandise pursuant to this Agreement are those supplied by BNB USA, unless otherwise authorized by BNB USA.

         (E) Merchant will comply with and has complied with all applicable laws and legal requirements of federal, state, and local governments or agencies with respect to the solicitation, handling, and processing of credit related insurance payments made by its Customers. All insurance provided has been voluntarily chosen by Customer and was not made a condition of granting credit to Customer.

(page 120)
         (F) Merchant presently intends to stay in business and continue to operate its business in substantially the same manner as it has operated immediately prior to the date of this Agreement, and it has no knowledge of any facts which would indicate otherwise. Merchant presently intends (a) not to apply for or agree to the appointment of a receiver or trustee in liquidation of Merchant or any of its assets, (b) not to make a general assignment for the benefit of creditors, (c) not to file a voluntary petition in bankruptcy or a petition seeking reorganization or an arrangement with creditors under any bankruptcy law, and (d) not to be adjudicated a bankrupt under any bankruptcy law. Merchant also has no knowledge of any other party that intends or has threatened to file an involuntary petition in bankruptcy against Merchant.

7. Merchant's Covenants. As long as there is any outstanding balance due BNB USA from a Customer, Merchant shall:

         (A) Permit BNB USA representatives at any reasonable time to examine Merchant's books and records relating to transactions contemplated hereunder and make copies of those books and records.

         (B) Deliver the quarterly and annual profit and loss statements and balance sheets of Heilig-Meyers Company to BNB USA.

         (C) Comply with the terms, conditions, and guidelines of this Agreement and any addenda applicable to this Agreement, which addenda are hereby made a part of this Agreement.

8. Merchant's Warranties. Merchant warrants, with respect to each Sales Slip or Credit Slip, as the case may be, that:

         (A) Merchant has good title to the Sales Slip and the Sales Slip represents a bona fide transaction in the ordinary course of business in which Merchant has given value, and, to Merchant's knowledge, no defense, set-off or counterclaim exists as to such transaction.

         (B) The Sales Slip or Credit Sip involves no advance of cash and no other transaction than described therein.

         (C) The Sales Slip or Credit Slip has not been materially altered subsequent to its signature by Customer and, if any blanks in such Sales Slip or Credit Slip were completed or filled in by Merchant, they were filled in accordance with authority granted by Customer.

         (D) To Merchant's knowledge, the Customer has no claim or defense against Merchant which said Customer may be entitled by law to assert against BNB USA.

         (E)   Merchant   has  no   knowledge   or  notice  that  would   impair
enforceability or collection thereof as against the named Customer.

(page 121)
         (F) Merchant will comply with and has complied with all procedures specified by BNB USA and requirements of this Agreement with respect to such Sales Slip or Credit Slip and the transaction it evidences.

         (G) In the transaction represented by the Sales Slip or Credit Slip, Merchant will comply with and has complied with all applicable laws and regulations.

9. Operational Guidelines: The Operational Guidelines established by BNB USA with respect to the handling and processing of accounts submitted to BNB USA by Merchant for purpose of approval and purchase are as follows:

         (A)       New Account Processing with Initial Purchase.

                   (1) Merchant must verify the Customer's identification with a valid form of picture identification acceptable to BNB USA.

                   (2) Merchant must confirm that the information given to and recorded by BNB USA corresponds with the information on the Customer's written application.

                   (3) Merchant must obtain new account credit approval either through SNAP or the BNB USA Credit Processing Department.

                   (4) Merchant shall retain all hard copies of all applications for the term of this Agreement. At BNB USA's request, Merchant shall forward the hard copy of an application to BNB USA within ten (10) days of the request.

         (B)       Add-On Authorizations.

                   (1) Programming instructions for authorization terminals will be provided by BNB USA, which instructions must be followed by Merchant.

                   (2) After an account is opened, the minimum amount of any purchase of Merchandise added-on to the account shall be one dollar ($1).

                   (3) Authorization for any add-on purchase must be obtained electronically or through the Authorization Facility.

                   (4) Before requesting an add-on purchase authorization, Merchant must confirm that a valid credit card issued by BNB USA, with Merchant named thereon, is being used by an authorized user of the BNB USA account in connection with the purchase of Merchandise.

         (C)       Sales Slips and Credit Slips.

(page 122)
                   (1) Delivery and acceptance of Merchandise by the Customer, as evidenced by a Sales Slip, will usually occur within seven (7) days, and in no case more than thirty (30) days, after the date of sale.

                   (2) The Sales Slip must be legible and contain the following:

                   - Amount of Purchase
                   - Credit Plan Number
                   - Authorization Number
                   - Customer's Account Number
                   - Date of Purchase
                   - Description of the Purchased Goods or Services, including model and serial number, if applicable.

                   (3) In the event a discrepancy exists between the purchase or return amount recorded on a Sales Slip or Credit Slip and the records of either the SNAP Center or the Authorization Facility, BNB USA's records will prevail unless the discrepancy results from a clear error made by BNB USA or its employees.

                   (4) On a daily basis within thirty (30) days following the completion of Merchant's responsibilities related to the sales, sales draft information shall be transmitted to BNB USA. If sales draft information is not transmitted to BNB USA within thirty (30) days, BNB USA will be under no obligation to purchase the affected Sales Slip. Merchant shall maintain Sales Slips for a period of twenty-five (25) months. Within ten (10) days of a request by BNB USA for any reason, including, but not limited to, Customer disputes, Merchant shall produce and give to BNB USA the Sales Slip requested. BNB USA shall make a good faith effort to resolve all Customer disputes. If Merchant is unable to produce such Sales Slip within ten (10) days, Merchant agrees that BNB USA may automatically credit the applicable Customer account in the amount of the purchase price, charge Merchant the amount of the purchase price, and, if the total dollar amount of all such Sales Slips exceeds a reasonable amount, as determined by BNB USA, BNB USA may charge Merchant accrued interest on all such Sales Slips.

         (D) Second Look Program. If a new account application is declined, it may be reviewed for secondary credit approval as part of a Second Look Program, subject to the following special guidelines:

                   (1) BNB USA and Merchant shall mutually agree upon the criteria for Selecting the declined account applications which will be included in the Second Look Program.

                   (2) Declined account applications in the Second Look Program will be placed in a separate queue, which may be accessed by Merchant's employees. Merchant's employees may approve applications in this queue as they deem appropriate. (Accounts approved under the Second Look Program will hereinafter be referred to as "Recourse Accounts").

(page 123)
                   (3) If a Recourse Account becomes one hundred twenty (120) days delinquent on a recency basis, if a bankruptcy petition is filed by or against a Cardholder with a Recourse Account, or if a Recourse Account is affected by fraud, Merchant will purchase the Account and the receivables thereon. The purchase amount will include the total balance, including any accrued interest, late fees and other fees, whether accrued or assessed to the Account, and may be implemented by BNB USA debiting the daily settlement payment to Merchant for the amount of the purchase. If there are insufficient funds from which to draw such payment, Merchant must reimburse BNB USA within three (3) business days. If Merchant does not reimburse BNB USA, BNB USA may draw such payment from a reserve or letter of credit as set forth in Section 9(D)(7) below. On a quarterly basis, BNB USA will reimburse Merchant for .75% of the average receivables outstanding from Recourse Accounts during each quarter, not to exceed the amount purchased by Merchant pursuant to this Section 9(D)(3).

                   (4) Recourse Accounts which are purchased by Merchant pursuant to Section 9(D)(3) will be sent to the appropriate collection agencies, and shall be treated in the same manner and billed at the same rates as other accounts sent to collection agencies by BNB USA. Any amount collected on Recourse Accounts purchased by Merchant may be used by BNB USA to offset any amounts owed to BNB USA by Merchant under Section 9(D)(3). Merchant shall be responsible for all expenses associated with the collection efforts described in this Section 9(D)(4), including BNB USA's expense for maintaining files on the Recourse Accounts which are in collection.

                   (5) Recourse Accounts will be subject to a credit limit not to exceed the amount of the initial sale. Recourse Accounts will not be eligible for automatic credit limit increases, however, Merchant or its Cardholders may request increases on particular accounts through normal channels. Upon such a request, if BNB USA deems a Recourse Account worthy of an increase based upon BNB USA's standard underwriting guidelines, BNB USA will increase the credit limit. If the credit limit on a Recourse Account is increased, the account will still be subject to the special guidelines in this Section 9(D).

                   (6) Merchant shall not contact any Cardholders with Recourse Accounts about any delinquency unless and until it has purchased the account.

                   (7) For Recourse Accounts for both Rhodes and Room Stores, Rhodes shall establish and maintain a reserve or secure and maintain an irrevocable letter of credit in favor of BNB USA for as long as a balance remains on any Recourse Account owned by BNB USA. The reserve or letter of credit must be in a form acceptable to BNB USA in the amount of 2.5 million dollars or 25% of the total receivables outstanding from Recourse Accounts, whichever is greater. The reserve or letter of credit shall be

(page 124)
reevaluated on a quarterly basis, and at any other time upon BNB USA's reasonable request, and if necessary, shall be immediately adjusted in accordance with this Section 9(D)(7). BNB USA may also request an increase in the reserve or letter of credit above 25% of the total receivables outstanding from Recourse Accounts to the extent its actual or projected losses for the Second Look Program exceed 25%.

                   (8) Upon thirty (30) days advance written notice, either BNB USA or Merchant may elect to terminate the Second Look Program. If the Program is terminated, no declined account applications may be reviewed and approved on a secondary basis. However, existing Recourse Accounts will still be subject to the special guidelines in this Section 9(D), which will remain in effect until no Recourse Accounts are owned by BNB USA.

10. Remedies for Breach of a Representation, Covenant, Warranty, or Guideline by Merchant. In addition to any remedies at law or equity, upon the occurrence of a breach of a representation, covenant, warranty or guideline by Merchant:

         (A) Merchant shall hold BNB USA harmless from any claim or demand arising out of this Agreement. If any claim is asserted against BNB USA, BNB USA may retain attorneys of its own selection to represent BNB USA at Merchant's expense. BNB USA shall direct the defense of the claim; provided, however, that BNB USA shall not compromise or settle any such claim or demand without the prior written approval of Merchant, which approval shall not be unreasonably withheld.

         (B) Merchant shall repurchase at BNB USA's request a Sales Slip not paid or subject to a payment dispute because of the breach, by paying the unpaid balance due from the Customer, plus interest equal to the rate that would have been charged to the Customer, beginning on the thirtieth (30) day after the date of the Sales Slip.

         (C) BNB USA may offset an amount determined by BNB USA from any funds owed Merchant by BNB USA after BNB USA first requests that such amount be paid voluntarily and Merchant does not pay such amount within seven (7) days.

         (D) BNB USA may terminate this Agreement if the breach is material; provided, however, that BNB USA may only terminate this Agreement pursuant to this Section 10(D) after it has given Merchant notice of its intent to terminate hereunder and Merchant has failed to cure its breach within thirty (30) days of said notice.

11.      BNB USA Covenants.

         (A) During the term of this Agreement, BNB USA will comply with and has complied with the terms and conditions of this Agreement and any addenda and schedules applicable to this Agreement.

(page 125)
         (B) During the term of this Agreement, BNB USA shall permit Merchant's representatives at any reasonable time to examine BNB USA books and records relating to transactions contemplated hereunder and make copies of those books and records.

12.      BNB USA Warranties.

         (A) To BNB USA's knowledge, the Customer has no claim or defense against BNB USA which said Customer may be entitled by law to assert against Merchant.

         (B) In connection with its performance under this Agreement, BNB USA has complied with all applicable laws and regulations.

         (C) BNB USA presently intends to stay in business and to continue to operate its business in substantially the same manner as it has operated immediately prior to the date of this Agreement, and it has no knowledge of any facts which would indicate otherwise. BNB USA presently intends (a) not to apply for or agree to the appointment of a receiver or trustee in liquidation of Merchant or any of its assets, (b) not to make a general assignment for the benefit of creditors, (c) not to file a voluntary petition in bankruptcy or a petition seeking reorganization or an arrangement with creditors under any bankruptcy law, and (d) not to be adjudicated a bankrupt under any bankruptcy law. BNB USA also has no knowledge of any other party that intends or has threatened to file an involuntary petition in bankruptcy against BNB USA.

13. Remedies for Breach of a Covenant or Warranty by BNB USA. In the event of a breach of a covenant or warranty by BNB USA:

         (A) BNB USA shall hold Merchant harmless from any claim or demand arising out of this Agreement. If any claim is asserted against Merchant, Merchant may retain attorneys of its own selection to represent Merchant at BNB USA's expense. Merchant shall direct the defense of the claim; provided, however, that Merchant shall not compromise or settle any such claim or demand without the prior written approval of BNB USA, which approval shall not be unreasonably withheld.

         (B) Merchant may offset the amount due based on mutually agreed upon operating procedures from any funds owed BNB USA by Merchant after Merchant first requests that such an amount be paid voluntarily and BNB USA does not pay such amount within seven (7) days.

         (C) Merchant may terminate this Agreement if the breach is material immediately upon notice; provided, however, that Merchant may only terminate this Agreement pursuant to this Section 13(C), after it has given BNB USA notice of its intent to terminate hereunder and BNB USA has failed to cure its breach within thirty (30) days of said notice.

(page 126)
14. New Account Approval by BNB USA. In the ordinary course of business, SNAP will provide Merchant with credit decisions for purchases in typically less than two minutes. Upon successful data entry of the required information by Merchant, BNB USA's SNAP will perform functions similar to the following functions:

                   * Duplicate screen validation file * Pre-bureau guideline screen * In-house credit scoring (CAP)
                   * Credit Bureau Bankruptcy model scoring (BAP) or other risk model scoring
                   * Post-bureau guideline screen
                   * Credit limit assignment

15. Credit Scoring. Generally, the following provisions relating to credit scoring will be followed by BNB USA. These provisions, however, may be modified by BNB USA over the term of the Agreement.

         (A) BNB USA shall obtain credit reports in connection with all applications passing the Operational Guidelines. Three major credit bureaus will be used with each zip code being assigned a primary, secondary and emergency back-up credit bureau.

         (B) All applications are credit scored using BNB USA's in-house scoring model. BNB USA's scoring model, referred to as CAP, is comprised of 12 scoreable characteristics, eight of which are based on information from the application and four of which are based upon information from the credit report. CAP cutoffs will be customized for Merchant and will differ based upon the age of the applicant.

         (C) BNB USA shall utilize all three of the credit bureaus' bankruptcy score models or other risk scoring models. BNB USA's risk scoring model is referred to as FICO. FICO score cutoffs will be customized for Merchant and will vary based upon the applicant's age, depth of credit file, type of residence, and/or other determining criteria.

16. Credit Limit Assignment. Credit limits are assigned by BNB USA by utilizing a matrix approach that currently considers the applicant's age, credit file depth, type of housing, income, and the credit bureau bankruptcy score. For the first ninety (90) days after the Effective Date, it is BNB USA's intent not to change the credit limits solely as a result of the bankruptcy score obtained on the Customers; provided, however, that BNB USA may change the credit limits if circumstances warrant such a change. BNB USA will make a good faith effort to approximate Merchant's matrix approach in assigning credit limits; provided, however, that BNB USA may change such approach if circumstances warrant such a change. Applications are referred to a credit analyst when the recommended credit is less than the amount requested. When SNAP

(page 127)
approves an application, an account number and credit limit is immediately established and returned to store personnel.

17. Credit Line Processing. Credit Line Processing by BNB USA is available during the same hours as new account processing to handle credit line increases and questions regarding credit decisions.

18.      Payment to Merchant.

         (A) BNB USA shall transfer funds in the normal course of business through the Automated Clearing House (ACH) system to such bank account as may be designated by Merchant in payment for Net Sales Slips, net of adjustments, on the date following the date of receipt of evidence of the sales transaction, provided Merchant completes the transmission of sales data by 10:00 p.m. Eastern Time.

         (B) A detailed settlement report by store number will accompany the payment. The report will include the following:
                   - Posted transactions detail and summary - Rejected transactions detail and summary - Reject/Re-entry transactions detail and summary - Chargeback detail and summary

Rejected transactions will be sent directly to Merchant for correction; corrected entries may be retransmitted to BNB USA for posting. If this information has been posted successfully, it will appear on the Posted Transaction Detail and Summary portion of the report.

19. Settlement Processing. BNB USA's Settlement Processing Staff is available Monday through Friday, 9:00 a.m. to 5:00 p.m. Eastern Time, to respond to Merchant's inquiries regarding settlement, reconciliation, payment and program service.

20.      Customer Service for Cardholders.

         (A) The Customer Service Department will service both telephone and written inquiries generated by Merchant's cardholders. Merchant's cardholders will utilize a unique toll-free number. Billing statements for all cardholder accounts will be mailed normally within two days of statement date. BNB USA
Customer Service Representatives are trained to provide service in both telephone and written inquiries, with specific representatives designated to perform certain functions within the department.

         (B) Customer Service Representatives will be on duty to receive cardholder calls from 8:00 a.m. until 8:00 p.m. Eastern Time, Monday through Friday. Automated account information, including account balance, credit limit, available credit, date and amount of last payment,

(page 128)
amount due and due date of next payment, are available from 8:00 a.m. until Midnight (Monday through Saturday) and 8:00 a.m. until 10:00 p.m. Sundays. This information is provided through a voice response system which interfaces with BNB USA's operating system and accesses account information after it has been entered through a touch tone telephone.

         (C) Service response levels are tracked through the use of the AT&T Call Management System. This system provides for reporting of departmental performance at half hour intervals during the day and gives updates every 10 seconds on current performance (number of calls in queue, agents available, oldest call waiting, number of calls abandoned, etc.). The system also provides daily statistical information on each representative including number of calls handled, average talk time, percentage of time spent on calls, and total hours staffed. Reporting for virtually any time period is easily accessible through the system. Service targets for the department are to answer each call in 25 seconds or less and to service a minimum of 95% of all agent calls received on Mondays and 97% of all calls for the remainder of the week.

         (D) A correspondence and research item tracking system is utilized to insure that any cardholder dispute or inquiry which requires investigation is tracked until resolved. Basically, any inquiry (either written or received via telephone) which requires research is entered into the system. It is assigned a tracking number which identifies it by type of inquiry and date received. The item remains in the system until it has been resolved. Items which do not require research (account updates, insurance cancellation, etc.) are batched and processed on a first-in, first-out basis. At Merchant's request, an agreed upon procedure will be put into place to allow designated representatives of Merchant to handle customer disputes in conjunction with BNB USA.

         (E) If there is a Customer dispute relating to the quality or quantity of Merchandise or resulting from anything other than an act or omission of BNB USA, and interest is waived because of that Customer dispute, BNB USA shall charge the interest waived, which Merchant agrees to pay, beginning on the thirtieth day after the date of the Sales Slip and ending on the date of payment.

21.      Marketing.

         (A) Merchant agrees to market the private label credit card program contemplated hereunder to its Customers in substantially the same manner as it has done for the two years previous to the Effective Date of this Agreement. Examples of marketing promotions to be performed by Merchant include, but are not limited to, the "Not One Penny More" Promotion, the Credit Limit Increase Promotion and the Purchase Power Certificates Promotion.

         (B) At Merchant's reasonable request, the following marketing services will be provided by BNB USA at no additional cost to Merchant:

(page 129)
                   (1) Customized credit cards, credit card carriers and applications. In connection therewith, Merchant will provide camera ready artwork within size specifications.
                   (2) Lists and/or mailing labels of Merchant cardholders. These lists can be provided on paper, floppy disk or magnetic tape. As requested, special criteria can be used to pull specific Customer groups such as zero balance accounts or Customers with a specific line of credit available.

                   (3) Customized billing statements which host the Merchant logo. A description of merchandise can be generated on the Customer statement if department codes or SKU descriptions are captured and provided on daily transmissions.

                   (4) Statement messages, including messages which notify Customers of sale dates, sale items and special features, and also which send good wishes for a particular holiday. A message may be sent with up to 220 characters.

                   (5) Statement inserts. Two inserts per statement are allowed. Legal disclosures will take precedence over statements.

                   (6) An extensive series of management reports, which include monthly and year-to-date data. BNB USA will provide special management reports, such as zero-balance activation reports or frequent user reports. Reports are available in hard copy, magnetic tape, and floppy disk, and mailing labels can also be provided.

         (C) BNB USA can coordinate a direct mail program, from obtaining a mailing list to processing and tracking responses. The cost of such a program will be paid as mutually agreed between the parties.

22.      Terms of Cardholder Agreements.

         (A) A factor of not more than 2.8% of the amount financed or $10, whichever is greater, is used to determine a Customer's monthly payment. The Customer payment does not change in tandem with the balance.

         (B) An annual percentage rate of the Prime Rate of BNB USA plus not more than 13.4% will be charged using the two-cycle average daily balance method. The minimum annual percentage rate, however, shall be 18.9%.

23.      Term and Termination of the Agreement.

         (A) Term. This Agreement shall become effective on May 1, 1997 (the "Effective Date") and shall terminate one hundred eighty (180) days after either party provides notice to the other party of its intention to terminate. The termination of this Agreement shall not terminate, affect

(page 130)
or impair any rights, obligations or liabilities of either party hereto which may accrue prior to such termination or which, under the terms of this Agreement, continue after the termination.

         (B) Notwithstanding the foregoing, if a bankruptcy filing is made by or against Merchant, all of Merchant's obligations to BNB USA shall, at BNB USA's option, become immediately due and payable, and BNB USA shall have the option to terminate this Agreement immediately. Further, if there is any material change in any law or regulation or in the operation, assets, condition (financial or otherwise), business or ownership of Merchant, BNB USA may terminate this Agreement upon written notice, such termination to be effective thirty (30) days after delivery of such notice. In the event of termination, BNB USA shall have no further obligation to Merchant and may cease purchasing Sales Slips.

         (C) Upon termination, BNB USA agrees to purchase those Sales Slips properly generated as a result of transactions prior to or on date of termination, and Merchant's representations, covenants, warranties and undertakings with respect to all Sales Slips purchased on or before such date shall remain in full force and effect. Upon termination, all Sales Slips, cardholder agreements, and other documents provided by BNB USA for use in connection with the program contemplated hereunder then in Merchant's possession shall be returned to BNB USA. The right of Merchant to make sales and to use advertising displays, Sales Slips, and other items and materials developed for use in the program shall continue only so long as this Agreement remains in effect and unterminated. Termination of this Agreement will not in any way relieve Merchant of its obligations hereunder.

         (D) Merchant shall honor, unless BNB USA directs otherwise, the credit card for cardholders existing on the date of termination who are covered by this Agreement after termination of this Agreement until all accounts are liquidated or until twelve (12) months after termination of this Agreement, whichever is sooner (the "Liquidation Period"). If the credit card is so honored during the Liquidation Period, the pertinent provisions of this Agreement relating thereto shall survive termination.

24. Securitization. BNB USA shall have the right to securitize and sell the portfolio or any part thereof by itself or as part of a larger offering at any time; provided, however, that BNB USA shall retain the servicing rights and obligations of the portfolio during the term of this Agreement. BNB USA shall give prior notice to Merchant if it intends to securitize and sell the portfolio hereunder.

25. Merger with, Consolidation with, or Purchase of, a Retailer of Furniture. If Rhodes proposes to merge with, consolidate with, or purchase the stock or assets of, another retailer of furniture, Rhodes will first contact BNB USA to inquire as to whether BNB USA would have an interest in purchasing the receivables of that retailer of furniture. Rhodes will not contact any other third party for the purpose of inquiring as to whether that party has an interest in purchasing such

(page 131)
receivables until notified by BNB USA that BNB USA is not interested in purchasing such receivables. If BNB USA proposes to purchase said receivables after investigation, BNB USA must so notify Rhodes within thirty (30) days of the date BNB USA was notified of the proposed purchase by Rhodes. If BNB USA is first notified of a possible purchase of such receivables through Rhodes, BNB USA agrees that it may only purchase such receivables through Rhodes.

26.      Credit Insurance.

         (A) Payment of Premiums. Rhodes has entered into an Agency Agreement with Union Security Life Insurance Company ("Union Security"), dated as of April 1, 1979, as amended, and another Agency Agreement with Union Security, dated as of April 1, 1979, as amended, and an Agency Agreement with Union Security dated as of August 1, 1984, as amended, an Insurance Service Agreement with Bonnie S. Connel, dated as of August 1, 1984, as amended, and an Agency Agreement with American Bankers dated as of November 1, 1994 (collectively, the "Insurance Agreements"), which are the only credit life insurance agreements between Rhodes and any insurance carriers in effect at the Effective Date of this Agreement, under which Rhodes is obligated to remit credit insurance premiums received from its Customers to Union Security and American Bankers. After the Closing Date, BNB USA shall remit any insurance premiums received to Rhodes, and Rhodes shall remit those premiums directly to Union Security and American Bankers.
         (B) Right of First Refusal. BNB USA is affiliated with certain corporations that provide credit-related insurance ("Affiliates"). If Rhodes proposes to terminate any of the Insurance Agreements and enter into an agreement with a third party to provide credit-related insurance for its customers, BNB USA's Affiliates shall have the right to enter into such an agreement on the same terms and conditions as offered to the third party. Within fifteen (15) days after receipt of a bona fide offer from a third party, Rhodes shall notify BNB USA's Affiliates, as then designated by BNB USA, and those Affiliates may exercise the right granted hereunder by written notice within fifteen (15) days after receipt of said notice from Rhodes.

27.      Miscellaneous.

         (A) Notices. Notices are effective when mailed, postage prepaid, by registered or certified mail, return receipt requested, to the last known address of either Merchant or BNB USA.

         (B) Binding Effect. This Agreement shall bind Merchant and BNB USA and their successors or assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other parties.

(page 132)
         (C) Attorney's Fees. In the event either party institutes legal proceedings to enforce its rights under this Agreement, the successful party shall be entitled to reasonable attorney's fees from the other party.

         (D) Changing this Agreement. BNB USA shall have the right to change this Agreement and any applicable schedule at any time by mailing Merchant a written notice at least ninety (90) days before the changes are to become effective. Merchant hereby agrees to abide by any changes made that are not material. Merchant shall only have the right to accept or reject material changes within forty-five (45) days after receipt of notice. If Merchant does not respond in the forty-five (45) day period, such material changes will become effective. In the event that Merchant rejects material changes in the forty-five
(45) day period, such changes will not be made, and BNB USA may, at its option, terminate this Agreement immediately upon notice at the end of the ninety (90) day (or longer) notice period.

         (E) Grant of Authority. Merchant authorizes and grants its power of attorney to BNB USA to endorse Merchant's name upon and/or to deposit in BNB USA's account any check, money order, or other forms of payment made by a Customer on a BNB USA account.

         (F) Entire Agreement. This Agreement (including any Addenda and Schedules) expresses the entire agreement of BNB USA and Merchant and may be changed or supplemented only as set forth in Section 27(D) above.

         (G) Snap Center. During the term of this Agreement, BNB USA will make SNAP available to Merchant seven (7) days a week during the following hours:

                   Monday - Saturday   8:00 a.m. - 12:00 Midnight Eastern Time
                   Sunday             10:00 a.m. - 9:00 p.m. Eastern Time

                   Should the SNAP Center be unavailable, BNB USA will not be held responsible for any losses that Merchant might suffer as a result of non-access to SNAP.

         (H) Authorization Facility. During the term of this Agreement, BNB USA will make the Authorization Facility available to Merchant. Merchant will remain solely responsible for any appropriate maintenance service necessary to maintain in working order the credit authorization terminals and data processing systems located in Merchant's branches. Merchant will remain solely responsible for any damage or loss borne by such terminals and systems. Should any state or local sales or use taxes, or taxes of a similar nature be levied on the access granted by BNB USA to Merchant, Merchant shall be responsible for payment of such taxes whether directly to the taxing authority or as reimbursement to BNB

(page 133)
USA. BNB USA shall not be held responsible for any losses that Merchant might suffer as a result of non-access to the Authorization Facility. If the Authorization Facility is unavailable, BNB USA shall provide authorization via a toll free telephone number. A voice response authorization system is also available as a back-up to the electronic authorization process. Voice authorization is available seven days a week during the following hours:

                   Monday - Saturday   8:00 a.m. - Midnight Eastern Time
                   Sunday              9:00 a.m. - Midnight Eastern Time

         (I) BNB USA will install a dedicated line and a connecting modem at Merchant's headquarters at no additional cost to Merchant.

         (J) Sale or Exchange of Account Information. Merchant shall not, without BNB USA's consent, sell, provide, or exchange account information in the form of imprinted sales slips, carbon copies of imprinted sales slips, mailing lists, tapes, or any other media obtained by reason of a transaction hereunder to any third party other than to (i) Merchant's agent for the purpose of assisting Merchant in connection with the BNB USA revolving credit program or pursuant to a government request, (ii) Bencharge or another third party pursuant to Section 2, or (iii) the credit insurer(s) on the cardholders' accounts.

         (K)       Advertising and Promotional Material.

                   (1) Any advertising related to BNB USA credit programs that is descriptive of terms must be reviewed and authorized in writing by BNB USA.

                   (2) Promotional advertising materials should be displayed in highly visible locations throughout the place(s) of business.

                   (3) Customization of promotional and advertising materials or the use of BNB USA logos and service marks must be reviewed and authorized in writing by BNB USA and Merchant, which authorization by either party shall not be unreasonably withheld.

                   (4) Customized promotional and advertising materials must be updated whenever updates to the related non-customized materials are made by BNB USA.

         (L) Right to Remove An Account: BNB USA reserves the right to remove a Customer's revolving credit account from its system after a period of inactivity of twenty-four (24) months or on any other reasonable basis.

         (M) Acceptance of Payments: Merchant may solicit and accept a payment made by a Customer on a BNB USA account; provided, however, that

(page 134)
if Merchant accepts such a payment, Merchant shall either (i) notify BNB USA of its acceptance of such payment, whereupon BNB USA shall deduct such payment from the funds which would be transferred to Merchant in accordance with Section 18(A); provided, however, that this option (i) may only be chosen by Merchant if there are sufficient funds from which a deduction may be made, or (ii) within three (3) days of acceptance, remit to BNB USA such payments; provided, however, that Merchant may no longer solicit and accept payments hereunder if notified to cease doing so by BNB USA.

         (N) Effect of Statutes and Regulations. Notwithstanding any of the provisions of the Agreement to the contrary, this Agreement shall be deemed to be amended to conform with the applicable laws of the State of Delaware and of the United States, now or hereafter enacted or decided, or as amended from time to time, and all rules and regulations from time to time promulgated under the authority of such laws.

         (O) Solicitation. Merchant authorizes BNB USA to do the following: 1) solicit a Customer for any other products or services BNB USA offers; 2) provide information on a Customer's account, consumer report information, and any other information BNB USA may have about a Customer to affiliates, subsidiaries, or agents for possible solicitation for financial products or services they offer. However, upon a Customer's written request to the address shown on his monthly billing statement, BNB USA will not make this type of information about that Customer available to others.

         (P) Trademarks and Licenses. During the term of this Agreement, BNB USA is authorized to use Merchant's tradenames, trademarks, or servicemarks in its advertising, signs, brochures, credit cards, forms and the like, provided that BNB USA uses such tradenames, trademarks, or servicemarks only in connection with the financing program contemplated by this Agreement in a manner consistent with the preservation of such rights under any applicable law, upon the approval of Merchant, which approval shall not be unreasonably withheld. BNB USA recognizes that at the end of the Liquidation Period, BNB USA shall immediately cease and discontinue to use any of Merchant's tradenames, trademarks, or servicemarks and shall have no interest or right to use any of Merchant's tradenames, trademarks, or servicemarks for any purpose thereafter, except as to collection of accounts.

         (Q) Applicable Law. To the extent federal law does not otherwise govern, this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware.

(PAGE)


Dated:    May 12, 1997

(page 135)
RHODES, INC.

By: /s/ Joel H. Dugan
         (signature of officer)

Title:
          Senior Vice President

Address:
          4370 Peachtree Rd.
          Atlanta, GA 30319


H Y ROOM STORES, INC.

By: /s/ Roy B. Goodman
         (signature of officer)

Title:
          Senior Vice President

Address:
          2235 Staples Mill Rd.
          Richmond, VA 23230


BENEFICIAL NATIONAL BANK USA

By: /s/ Richard Klesse
         (signature of officer)

Title:
          Executive Vice President

Address:
          200 Beneficial Center

          Peapack, NJ 07977

(page 136)
Schedule A

I. Standard Plan. The purchase price for Net Sales Slips under the Standard Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes plus a participation of 1.40%.

II. 90 Days - Same as Cash with Payments Plan. The purchase price for Net Sales Slips under the 90 Days - Same as Cash with Payments Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 1.05%.

III. 90 Days - Same as Cash without Payments Plan. The purchase price for Net Sales Slips under the 90 Days - Same as Cash without Payments
Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 1.05%.

IV. 180 Days - Same as Cash with Payments Plan. The purchase price for Net Sales Slips under the 180 Days - Same as Cash with Payments Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 1.26%.

V. 180 Days - Same as Cash without Payments Plan. The purchase price for Net Sales Slips under the 180 Days - Same as Cash without Payments
Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 1.64%.

VI. 12 Months - Same as Cash with Payments Plan. The purchase price for Net Sales Slips under the 12 Months - Same as Cash with Payments Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 5.94%.

VII. 12 Months - Same as Cash without Payments Plan. The purchase price for Net Sales Slips under the 12 Months - Same as Cash without Payments
Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 4.24%.

VIII. 24 Months - Same as Cash with Payments Plan. The purchase price for Net Sales Slips under the 24 Months - Same as Cash with Payments Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 15.90%.

IX. 6 Months Deferred Payment and Interest Plan. The purchase price for Net Sales Slips under the 6 Months Deferred Payment and Interest Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 6.35%.

X. 90 Days - No Interest and No Payment Plan. The purchase price for Net Sales Slips under the 90 Days - No Interest and No Payment Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 1.59%.

(page 137)
XI. 120 Days - No Interest and No Payment Plan. The purchase price for Net Sales Slips under the 120 Days - No Interest and No Payment Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 2.12%.

XII. 180 Days - No Interest and No Payment Plan. The purchase price for Net Sales Slips under the 180 Days - No Interest and No Payment Plan shall be the unpaid balance of the Amount Financed due from a Customer to Rhodes less a discount of 6.35%.

XIII. Payment to BNB USA by Rhodes or to Rhodes by BNB USA Based on Volume Generated under the 12 Months - Same as Cash Plan. On or around July 1, 1995, BNB USA shall calculate the volume generated under the 12 Months - Same as Cash Plan for June, 1994, and the percentage of volume under that Plan that has been paid in full within the specified time period (12 months). This calculation shall be repeated each subsequent month for volume generated under this plan through December 31, 1996. After the calculation is completed, BNB USA shall promptly pay Rhodes the following amounts rounded off to the nearest of the following percentages:

         A. If the percentage of volume that has been paid in full is at least 35% but less than 45%, neither party will be required to pay the other party under this Section XIV.

         B. If the percentage of volume that has been paid in full is less than 35%, BNB USA shall promptly pay Rhodes the following amounts rounded off to the nearest of the following percentages:

                   Percentage Payoff                         Amount Owed
                   30%                                        .96% of volume
                   20%                                       1.91% of volume
                   10%                                       2.86% of volume
                    0%                                       3.81% of volume

         C. If the percentage of volume that has been paid in full is 45% or more, Rhodes shall promptly pay BNB USA the following amount rounded off to the nearest of the following percentages:

                   Percentage Payoff                         Amount Owed
                   100%                                      5.71% of volume
                    90%                                      4.75% of volume
                    80%                                      3.80% of volume
                    70%                                      2.85% of volume
                    60%                                      1.90% of volume
                    50%                                       .95% of volume

XIV. Payment to BNB USA by Rhodes or to Rhodes by BNB USA Based on Volume Generated under the 24 Months - Same as Cash Plan. On or around October 1, 1994, BNB USA shall calculate the volume generated under the

(page 138)
24 Months - Same as Cash Plan for September, 1992, and the percentage of volume under that Plan that has been paid in full within the specified time period (24 Months). This calculation shall be repeated each subsequent month for volume generated under this plan through December 31, 1996. After the calculation is completed, BNB USA shall promptly pay Rhodes the following amounts rounded off to the nearest of the following percentages:

                   Percentage Payoff                         Amount Owed
                   100%                                          0% of volume
                    90%                                       1.61% of volume
                    80%                                       3.23% of volume
                    70%                                       4.84% of volume
                    60%                                       6.45% of volume
                    50%                                       8.07% of volume
                    40%                                       9.68% of volume
                    30%                                      11.30% of volume
                    20%                                      12.91% of volume
                    10%                                      14.52% of volume

XV. Adjustments to Credit Criteria or Purchase Price for Sales Slips. Periodically, BNB USA will monitor the delinquency roll rates and score distributions to determine if net charge-offs are projected to be greater than 5% of the loans outstanding. If the delinquency roll rates and score distributions are projected to be more than 5% of the loans outstanding, BNB USA and Merchant shall enter into good faith discussions to adjust the credit criteria or the premium or discount percentages, or a combination of both, that apply to the purchase price for Net Sales Slips under Sections I through XII. If the parties cannot agree on an adjustment to the credit criteria or premium or discount percentages within thirty (30) days after notice by BNB USA of a proposed adjustment hereunder, BNB USA may change said criteria or percentages in its discretion upon notice to Merchant.

XVI. Accounting. BNB USA shall provide to Rhodes an accounting of the total purchase price paid for all Net Sales Slips submitted under each Plan on a monthly basis.

XVII. Credit Card Enhancement Programs. BNB USA may not contract with any third party to provide credit card enhancement programs to the cardholders, such as travel programs and credit card registration programs, without the prior written approval of Merchant, which approval shall not be unreasonably withheld. BNB USA agrees to negotiate with Merchant on the amount of the net income from such programs that BNB USA will remit to Merchant if BNB USA contracts with any such third party in accordance with this Section XVII. If the parties cannot agree on the amount to be remitted to Merchant by BNB USA, BNB USA shall not contract with that third party or parties to provide said programs.

(page 139)
XVIII. Payment to Merchant for Approved Applications. BNB USA shall pay Merchant the amount of $4.00 for each new application submitted pursuant to this Agreement which BNB USA approves. Within the first ten (10) business days of each month, BNB USA shall calculate and pay Merchant for the prior month's total of such approved applications. Second Look applications are excluded from this calculation.